LANDAUER, INC.

                  2 SCIENCE ROAD, GLENWOOD, ILLINOIS 60425-1586
                           TELEPHONE (708) 755-7000

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


       Notice is hereby given that the annual meeting of stockholders of Landauer, Inc., will be held at the office of Sidley and Austin, 55th Floor Conference Center, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, at 4:00 p.m., local time, on Wednesday, February 2, 2000 for the following purposes:

    1. To elect two directors to hold office for a term of three years each.

    2. To vote on the proposal to approve the selection of Arthur Andersen LLP as our auditors for the fiscal year ending September 30, 2000.

    3. To approve an incentive compensation plan for executive officers.

    4. To transact such other business as may properly come before the meeting.

       Only stockholders of record at the close of business on December 9, 1999 are entitled to notice of and to vote at the meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.



                                               James M. O'Connell
                              Vice President, Treasurer, Secretary
                                       and Chief Financial Officer
December 27, 1999

                            PROXY STATEMENT

              Approximate  Date of Mailing:  DECEMBER 27, 1999

               INFORMATION CONCERNING THE PROXY SOLICITATION

    The enclosed proxy is solicited by the board of directors of Landauer, for use at our annual meeting of stockholders to be held on Wednesday, February
2, 2000 at 4:00 p.m., local time, at the office of Sidley and Austin, 55th Floor Conference Center, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, or any adjournments or postponements thereof. You may revoke your proxy at any time prior to it being voted by giving written notice to the Secretary of Landauer, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by Landauer. Solicitations will be made by mail and, in addition, may be made by the officers and employees of the Company personally or by telephone or telegram. Forms of proxies and proxy material may also be distributed, at our expense, through brokers, custodians and others to the beneficial owners of the Common Stock. We have retained American Stock Transfer Company, 40 Wall Street, New York, New York.

    On December 9, 1999, Landauer had outstanding 8,657,957 shares of Common Stock, which is its only class of voting stock, held of record by approximately 600 holders. Only stockholders of record at the close of business on December 9, 1999 will be entitled to receive notice of and to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his name on the record date. A stockholder may, with regard to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. A stockholder may, with respect to the proposal to approve the selection of Arthur Andersen LLP as auditors or the proposal to approve the incentive compensation plan for executive officers (i) vote FOR such proposal, (ii) vote AGAINST such proposal or (iii) ABSTAIN from voting on such proposal. The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the nominees as directors, FOR approval of Arthur Andersen LLP as auditors and FOR the approval of the incentive compensation plan for executive officers. The proxy also gives authority to the proxies to vote the shares in their discretion on any other matter presented at the meeting. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum. An abstention with respect to a proposal has the effect of a vote against a proposal.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides information as of December 9, 1999 concerning beneficial ownership of common stock by each person known by Landauer to own beneficially more than 5% of the outstanding shares of common stock, each director, each director nominee, each executive officer named under the caption "Executive Compensation" and all directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to shares held in their names, subject to community property laws if applicable.

                                   Amount
                                Beneficially
   Name of Beneficial Owner         Owned               Percent of  Class
--------------------------        --------               --------------
T. Rowe Price Associates         824,900 (1)                   9.4%
David L. Babson & Co., Inc.      803,700 (2)                   9.1%
Robert J. Cronin                   1,500 (3)                   *
Dr. Gary D. Eppen                  2,900 (3)                   *
Thomas M. Fulton                     224,356                   2.5%
Richard R. Risk                    2,600 (3)                   *
Paul B. Rosenberg              84,070 (3, 4)                   1.0%
Michael D. Winfield                1,958 (3)                   *
Brent A. Latta                    57,859 (5)                   *
James M. O'Connell                59,000 (6)                   *
Dr. R. Craig Yoder                50,018 (7)                   *
All directors and executive officers
 as a group (9 persons)          482,761 (8)                   5.5%
-----------------------
*Less than one percent.

       (1) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 12, 1999. Includes 625,000 shares owned by the T. Rowe Price Small Cap Value Fund, Inc. T. Rowe Price Associates expressly disclaims that it is the beneficial owner of such securities. The address of this stockholder is 100 East Pratt Street, Baltimore, MD 21201.

       (2) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on January 21, 1999. The address of this stockholder is One Memorial Drive, Cambridge, MA, 02142-1300.

       (3) Includes 1,500 shares subject to options exercisable within 60 days after December 9, 1999.

       (4) Includes 22,960 shares owned by Mr. Rosenberg's wife to which he disclaims beneficial ownership.

       (5) Includes 42,500 shares subject to options exercisable within 60 days after December 9, 1999.

       (6) Includes 55,000 shares subject to options exercisable within 60 days after December 9, 1999.

       (7) Includes 37,500 shares subject to options exercisable within 60 days after December 9, 1999.

       (8) Includes 142,500 shares subject to options exercisable within 60 days after December 9, 1999.
ELECTION OF DIRECTORS

       Members of Landauer's board of directors are divided into three classes serving staggered three-year terms. The terms of two of the seven current directors (Thomas M. Fulton and Paul B. Rosenberg) expire at the annual meeting. They are Landauer's nominees for re-election to a three-year term. Our by-laws provide that nominations for directorships by stockholders may be made only pursuant to written notice received at our principal office not less than 50 nor more than 75 days prior to the meeting. No such nominations were received for the meeting. Directors are elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Thus, assuming a quorum is present, the two persons receiving the greatest number of votes will be elected to serve as directors. Accordingly, withholding authority to vote for a director and non-votes with respect to the election of directors will not affect the outcome of the election of directors. If a nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE NAMED NOMINEES AS DIRECTORS OF LANDAUER.

   The following table contains certain information as to the two nominees for election at the annual meeting and each other person whose term of office as a director will continue after the meeting. The nominees for election at the meeting are indicated by an asterisk.

               Expira-
                tion          Business Experience          Has Been a
               Date of            During Past         Director of Landauer
               Current            Five Years           or its Predecessor
Name            Term        and other Directorships   Tech/Ops, Inc. Since
-----------------------------------------------------------------------------
Robert J. Cronin
(3) (4)
Age - 54        2002         Since 1999, Chairman of          1997
                             the Board and Chief
                             Executive Officer of Wallace
                             Computer Services; previously
                             President, Chief Executive
                             Officer and director.
                             Mr. Cronin joined Wallace
                             Computer Services in 1967,
                             initially holding various
                             sales management positions.
                             Wallace Computer Services
                             is a provider of
                             information management
                             products, services and solutions.

Dr. Gary D.
 Eppen          2001         Since July, 1998 Deputy Dean of       1992
(4)                          Part-time Programs and Ralph and
Age - 63                     Dorothy Keller Distinguished
                             Service Professor of Operations
                             Management, Graduate School of
                             Business, The University of Chicago.
                             Professor of Industrial Administration
                             since 1970.  Dr. Eppen is also a
                             director of The Hub Group Inc.,
                             Lombard, Illinois, an intermodal
                             transportation marketing company.

*Thomas M. Fulton
 (2)
Age - 66        2000         President and Chief Executive        1988
                             Officer of Landauer from January
                             1988 until December 1998;
                             previously General Manager
                             of the personnel dosimetry
                             division of Tech/Ops, Inc.,
                             Landauer's predecessor.
                             Mr. Fulton is a Director
                             of Great Lakes Chemical
                             Corporation, a diversified
                             producer of chemicals, and Octel
                             Corporation, a fuel additives
                             and specialty chemicals company.

Brent A. Latta
(1)
Age - 56        2002         President and Chief Executive       1998
                             Officer of Landauer since December,
                             1998.  Mr. Latta joined Landauer
                             in 1987 as Vice President -
                             Marketing until 1997 when he
                             was elected Executive Vice President.

Richard R. Risk
(2) (3)
Age - 53        2002         President and Chief Executive        1997
                             Officer of Advocate Health
                             Care since 1995; previously
                             Mr. Risk served as President
                             and CEO of EHS Health Care
                             (which merged into Advocate
                             Health Care), a company specializing
                             in health care management.

*Paul B. Rosenberg
(2)
Age - 67        2000         Mr. Rosenberg is President and        1988
                             Chief Executive Officer
                             of Tech/Ops Corporation,
                             Boston, Mass., a consulting
                             firm, and is a director of
                             Tech/Ops Sevcon, Inc.,
                             Boston, Mass., a manufacturer
                             of electronic controllers.

Michael D. Winfield
(1) (3)
Age - 59        2001         Since February 1992, President        1994
                             and Chief Executive Officer (prior
                             to that date since 1983, a Vice
                             President)  of  UOP, a general
                             partnership of Honeywell
                             International, Inc. and
                             Union Carbide Corporation,
                             engaged in the licensing of
                             technologies to the oil
                             refining and petrochemical
                             industries.

       (1)  Member of the executive committee

       (2)  Member of the audit committee.

       (3)  Member of the compensation committee.

       (4)  Member of the governance committee.


       The board of directors has an audit committee, a compensation committee, an executive committee and a governance committee. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountants and recommends the appointment of independent public accountants to the board of directors. The compensation committee approves all executive compensation and has responsibility for granting stock options to eligible members of management and administering our stock option and incentive plans. The governance committee establishes corporate governance policy and selects nominees for the board of directors. The governance committee will consider nominees that have been properly and timely recommended by stockholders. See "Stockholder's Proposals." The membership of each committee other than the executive committee consists of non-employee directors. During fiscal 1999, the audit committee met three times, the compensation committee met twice, the executive committee did not meet and the governance committee met once.

       During fiscal 1999, the board of directors held a total of six meetings. No director attended fewer than 75 percent of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served.

       Mr. Risk, the chairman of the audit committee, Mr. Michael D. Winfield, then chairman of the compensation committee, and Dr. Gary D. Eppen, the chairman of the governance committee, were paid $23,000 each in fiscal 1999 for their services as directors. The other directors (except Mr. Latta) were paid $22,000 each. Landauer maintains a stock option plan for its non-employee directors which provides an option for each eligible director to purchase 5,000 shares of common stock at the fair market value on the date of grant and vests ratably over 10 years. The plan, approved by stockholders at the 1997 annual meeting, granted options to seven directors for a total of 35,000 shares at an option price of $22.31 per share on January 29, 1997. Landauer formerly maintained a directors' retirement plan which provides certain retirement benefits for non-employee directors. This plan was terminated in January, 1997. Benefits accrued under the retirement plan are frozen and will be payable to directors upon their retirement at age 70. As of September 30, 1999, the aggregate liability for these benefits amounted to $364,000, which has been accrued in the financial statements.
EXECUTIVE COMPENSATION

       The following summary compensation table sets forth the compensation for services to Landauer for the last three fiscal years of our executive officers.

Summary Compensation Table

                                                     Long-Term
                                                     Compensa-
                                                       tion
                                                      Awards
                                                      Secur-          All
                                Annual                 ities         Other
                 Fiscal      Compensation           Underlying      Compen-
                  Year  Salary($)      Bonus ($)    Options (#)  sation ($)(1)
                  ----   -------       --------     ----------    ----------
Brent A. Latta (2)  1999 $241,250    $60,000      50,000          $1,150
President & Chief   1998  196,250     60,000           -           1,150
Executive  Officer  1997  183,000     65,000           -           1,150

James M. O'Connell  1999 $160,000    $45,000      20,000          $1,150
Vice President,     1998  152,750     35,000           -           1,150
Treasurer,          1997  144,500     44,000           -           1,150
Secretary, & Chief
Financial Officer

R. Craig Yoder      1999 $162,000    $50,000      30,000          $1,150
Vice President-     1998  151,500     50,000           -           1,150
Operations          1997  139,500     50,000           -           1,150

Mark D. Rahmel (3)  1999 $ 46,667    $ 8,300           -           $   -
Vice President-
Marketing

Thomas M. Fulton (4)1999$  94,403      $               -           $   -
President and Chief 1998  295,500     90,000           -           1,150
Executive Officer   1997  279,000    100,000           -           1,150
(Retired)

(1) Represents the Company's contribution to its 401(k) plan on behalf of each of these employees.
(2) Mr. Latta was elected as President and Chief Executive Officer effective on December 1, 1998.
(3)   Mr. Rahmel's employment began on May 31, 1999.
(4) Mr. Fulton retired as President and Chief Executive Officer effective December 1, 1998.

                    STOCK OPTIONS GRANTS IN LAST FISCAL YEAR

       Shown below is information regarding stock options granted in the year ended September 30, 1999 to the Company's executive officers:

                           % of
                           Total                          Potential
                          Options                     Realizable Value
                No. of    Granted                        at Assumed
                Shares      to      Excer-             Annual Rates of
              Underlying Employees   cise                Stock Price
                Options     in       Price Expir-     Appreciation for
                Granted   Fiscal    ($/sh)  ation      Option Term (3)
                (#)(1)     Year       (2)   Date       5%           10%
                ------     ----      ----   ----       ---          ---
Brent A. Latta  50,000      31.3%  $26.44   11/09   $831,400  $2,106,950
James M.
  O'Connell     20,000      12.5%   26.44   11/09    332,560     842,780
R. Craig Yoder  30,000      18.8%   26.44   11/09    488,840   1,264,170
Mark D. Rahmel       -       -       -          -          -           -
Thomas M. Fulton     -       -       -          -          -           -

(1) Each option becomes exercisable over a four-year period, with 25% of the options becoming exercisable on the first, second, third, and fourth anniversaries of the date of grant. Each option may become exercisable earlier than its scheduled vesting date upon discretion of the board of directors.

(2)    The exercise price is the fair market value on the date of grant.

(3) Potential realizable value is calculated based on an assumption that the price of Landauer's common stock appreciates at the annual rate shown, compounded annually, from the date of grant of the option until the expiration date of the option. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are required by the rules of the Securities and Exchange Commission and do not represent Landauer's estimate of future price. Actual gains, if any, upon the exercise of these options will depend on the actual performance of the common stock.

AGGREGATED OPTION EXERCISES IN LAST YEAR
AND FISCAL YEAR-END OPTION VALUES

     Shown below is information regarding exercises of stock options during fiscal 1999 and holdings of unexercised stock options at September 30, 1999 by Landauer's executive officers.


                                                          Value of
                                     No. of Shares       Unexercised
                                      Underlying        In-the-money
               Shares                 Unexercised        Options at
              Acquired              Options Held at     September 30,
                 on               September 30, 1999     1999 ($)(1)
                Exer-      Value   Exer-   Unexer-     Exer-   Unexer-
                cise     Realized cisable  cisable    cisable  cisable
                ----      ------   ----     -----     ------   -------
Brent A. Latta   40,000  $841,377  30,000   50,000   $291,250 $      -
James M.
O'Connell             -         -  50,000   20,000    443,438         -
R. Craig Yoder        -         -  30,000   30,000    291,250         -
Mark D. Rahmel        -         -       -        -          -         -
Thomas M. Fulton 99,251 1,842,247       -        -          -         -


(1) Aggregate market value on September 30, 1999 less aggregate exercise price.
       Employment and Compensation Agreements. Landauer has entered into employment agreements with Messrs. Latta and O'Connell and Dr. Yoder providing for their employment in their respective capacities indefinitely. The agreements provide that, in the event of termination of employment under certain circumstances by Landauer other than for cause, death, disability or voluntary termination, or by the executive for good reason (which includes a good faith determination by the executive that he believes that he will not be able to effectively discharge his duties or where Landauer fails to obtain an assumption in writing of its obligations under the agreement by a successor, as defined) the executive will become entitled to continuation of base salary and average bonuses determined in accordance with the agreement for a period of eighteen months and certain other benefits. The amounts otherwise payable to the executive will be offset by any compensation earned by the executive from employment with a new employer during the eighteen-month period but will not be reduced below an amount equal to six month's base salary and average bonuses. The benefits payable to Messrs. Latta and O'Connell and Dr. Yoder under these agreements if their employment had been terminated as of September 30, 1999 would have had an estimated value of $493,000, $303,000 and $328,000, respectively.

       Retirement Plan and Supplemental Retirement Plan. Messrs. Latta, O'Connell, Rahmel and Fulton and Dr. Yoder participate in Landauer's retirement plan, a defined benefit plan under which benefits are based upon the average of the annual rates of base salary in effect as of October 1 of each year for the period of five consecutive years which produces the highest such average and also based on years of service as set forth below. U.S. tax law places limitations on the annual compensation eligible for benefit consideration and on the aggregate annual amount payable to an individual under qualified retirement plans.

   Messrs. Latta and O'Connell, and Dr. Yoder also participate in Landauer's supplemental key executive retirement plan, under which a participant is entitled to such payments during his life after retirement at age 65 as may be necessary, when added to his benefits under other company-funded retirement or profit sharing plans, to provide a minimum annual benefit equal to 50% of his highest five-year average or final base salary, whichever is greater. Such payments continue to a participant's spouse after the participant's death, but at a decreased percentage of 25%. Benefits are reduced by 2% (1% for spouses) for each year of service less than 25 years. Mr. Fulton had been a participant in the supplemental plan until November, 1998, when he agreed to exchange any interest in such plan for a commitment by Landauer to fund a split-dollar insurance arrangement. Under the terms of the insurance arrangement, the present value of the insurance premium commitments, net of refunds thereof, is approximately equal to the lump sum value of Mr. Fulton's supplemental benefit.

   The following table sets forth information concerning the combined annual benefits payable pursuant to the retirement plan on a straight-life annuity basis and the supplemental retirement plan on a 50% joint-and-survivor basis upon retirement at age 65 for specified compensation levels (assuming continuation of 1999 fiscal year base salary) and years of service classifications. Benefits under the retirement plan and the supplemental retirement plan are computed solely on the base salary of participants, exclusive of bonuses, incentive and other compensation. Benefits under the retirement plan which are reduced on account of Social Security entitlement on the basis of the Internal Revenue Service permitted disparity rules may be reinstated under the supplemental retirement plan.
Pension Plan Table

Earnings
on Which Combined                    Estimated Combined Annual Pension Based on
Retirement                                   Years of Service Indicated
                                             ---------------------------
Benfits are based on    20 years        25 years      30 years        35 years
--------------------    ---------       --------      --------         -------
 $  125,000          $   50,000      $   62,500     $   62,500       $   70,200
    150,000              60,000          75,000         75,000           85,500
    175,000              70,000          87,500         87,500           87,500
    200,000              80,000         100,000        100,000          100,000
    225,000              90,000         112,500        112,500          112,500
    250,000             100,000         125,000        125,000          125,000
    275,000             110,000         137,500        137,500          137,500
    300,000             120,000         150,000        150,000          150,000


    Credited years of service at September 30, 1999 were 12 for Mr. Latta, 9 for Mr. O'Connell, 16 for Dr. Yoder, and 1 for Mr. Rahmel. Credited years of service at age 65 would be 21 for Mr. Latta, 22 for Mr. O'Connell, 35 for Dr. Yoder and 17 for Mr. Rahmel. Mr. Fulton retired effective December 1, 1998 and receives an annual pension of $53,685.

COMPENSATION COMMITTEE REPORT

    Landauer's compensation program is designed to motivate and retain employees by encouraging and rewarding performance. The program is administered by the compensation committee of the board of directors (the "Committee"), consisting of three independent outside directors who are not employees of Landauer. The Committee regularly reviews and approves generally all compensation and fringe benefit programs of the Landauer, and also reviews and determines the base salary, and incentive compensation of the executive officers named above, as well as stock option grants to all employees. All compensation actions taken by the Committee are reported to the full board of directors, who, excluding employee directors, approve the actions of the Committee. The Committee also reviews and makes recommendations to the board on policies and programs for the development of management personnel, as well as management structure and organization. The Committee administers Landauer's 1996 Equity Plan (the "Equity Plan") and 1995 Incentive Compensation Plan for Executive Officers (the "Executive Officer Plan"); each of which was approved by the Committee, the board of directors and stockholders. If approved by the stockholders, the 2000 Incentive Plan for Executive Officers will also be administered by the Committee.

    Landauer believes that stock options are an important incentive to motivate executive officers and other key employees for improved long-term performance of Landauer. Landauer considers stock ownership, options currently held and options previously granted when granting options although there are no required specific levels of ownership.

    Landauer believes that the combination of salary, incentive compensation and the award of stock options is the best tool for compensating its executive officers and senior managers to promote uniform excellence, long-term commitment and team performance. Management salaries are determined as a result of individual performance, level of responsibility and experience. Landauer reviews these salaries annually and measures them against compensation data obtained from published compensation surveys and surveys that the Committee makes of a group of peer companies. The peer companies are generally of about the same size as Landauer and are in technical or service, rather than consumer or distribution fields. The peer companies may include some of the companies in the testing laboratory group used in the performance graph. Landauer believes that its competitors for executive talent are not necessarily companies which engage in the same business as Landauer and, therefore, the companies used for comparative compensation purposes differ from the companies included in the testing laboratory group.

    The Executive Officer Plan covers executive officers who are elected by the board of directors to such offices and establishes incentive pools which are related to aggregate executive officer base salary and performance of Landauer relative to (i) budgeted operating income ("Operating Income Pool"),
(ii) growth in earnings per share ("EPS Pool"), and (iii) the AMEX Market Value Index ("Stockholder Return Pool"). The target percentages of aggregate executive officer base salary for the Operating Income, EPS, and Stockholder Return Pools are 15%, 7.5%, and 7.5%, respectively. The actual size of each pool varies as a result of actual performance compared with the performance measure for each pool.

    Operating Income Pool. At 100% actual-to-budget operating income, the Operating Income Pool is 15% of aggregate executive officer base salary; at 80% actual-to-budget, the pool is 7.5% of base salary; and at 120% actual-to-budget, the pool is 25.5% of base salary. If actual-to-budget is less than 60%, the Operating Income Pool is zero.

    EPS Pool. At average three-year growth in earnings per share of 10%, the EPS Pool is 7.5% of aggregate executive officer base salary; at average growth in earnings per share of 8%, the pool is 3.75% of base salary; and at average growth in earnings per share of 12% the pool is 12.75% of base salary. If average growth in earnings per share is 6% or lower, the EPS Pool is zero.

    Stockholder Return Pool. Where the three-year total return to stockholders is equal to or exceeds the total return of the AMEX Market Value Index, the Stockholder Return Pool is 7.5% of aggregate executive officer base salary. In all other cases, the Stockholder Return Pool is zero.

    One-half of the Operating Income Pool is awarded to executive officers, as a percentage of their base salaries, if the actual-to-budget operating income is at least 90%. One-half of the EPS Pool is awarded to executive officers, as a percentage of their base salaries, if the average growth in earnings per share is at least 9%. One-half of the Stockholder Return Pool is awarded to executive officers, as a percentage of their base salaries, if the total return to stockholders of the Company exceeds the total return of the AMEX Market Value Index. With respect to the balance of each of the pools, The Committee has the discretion to award to any participant an amount relating to each of the Operating Income Pool, EPS Pool, and/or the Stockholder Return Pool ranging in value from zero to one-half of the award such participant would otherwise receive. Any amounts not so awarded may, at the discretion of the Committee, be reallocated to any other participant based upon the Committee's evaluation of the participant's individual performance relative to written objectives and other factors.

    If the actual-to-budget operating income is at least 60%, but less than 90%, the Committee has the discretion to award to any participant an amount relating to the Operating Income Pool ranging in value from zero to the full amount of the award such participant would otherwise receive. If the average growth in earnings per share is at least 6%, but less than 9%, the Committee has the discretion to award to any participant an amount relating to the EPS Pool ranging in value from zero to the full amount of the award such participant would otherwise receive.

    The aggregate amount of incentive compensation awards for any fiscal year under the Executive Officer Plan and other incentive compensation plans is limited to 5% of Landauer's operating income for such fiscal year. Recognizing that extraordinary positive or negative non-operating events can and do occur, the Committee may elect to make adjustments to the incentive compensation calculations to reflect the impact of those events. During fiscal 1999 the Committee considered the impact of the non-cash charge for impairment in value of assets in its decision to award incentive compensation for executive officers.

    The recommended base salary and incentive compensation award for the President is determined each year by the Committee based upon overall financial performance of Landauer and the performance of the President relative to corporate objectives and other factors under the terms of the Executive Officer Plan.

    Mr. Latta's base salary and incentive compensation for fiscal 1999 was determined at $301,250. The increase in Mr. Latta's base salary related to the level of responsibility and accountability of the Chief Executive Officer to which he was promoted, as well as external factors such as inflation and base salary levels in comparable companies. The amount of incentive compensation awarded to Mr. Latta was determined based on performance relative to budgeted operating income, growth in earnings per share, the total return to stockholders relative to the Amex Market Value Index and individual performance relative to stated objectives under the terms of the Executive Officer Plan. Mr. Latta achieved substantially all of the personal objectives established by the board of directors during fiscal 1999.

    In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation, the performance measures must be approved by stockholders. No executive officer has earned over $1 million in any fiscal year of Landauer.

MEMBERS OF THE COMPENSATION COMMITTEE:

       Robert J. Cronin, Chairman
       Richard R. Risk
       Michael D. Winfield

                             PERFORMANCE GRAPH

            The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) assuming $100 invested in Landauer's common stock, in the American Stock Exchange ("AMEX") Index, and in an industry index represented by a group of testing laboratories during the period from September 30, 1994 through September 30, 1999. The comparisons in the following table are historical and are not intended to forecast or be indicative of possible future performance of Landauer's common stock.

Value of Investment at September 30,
---------------------------------------

                 1994     1995     1996       1997      1998      1999
                 ----     ----     ----       ----      ----      ----
Landauer, Inc.  $ 100    $ 123    $ 136      $ 180     $ 195      $202
AMEX Index        100      119      125        157       141       181
Industry Index    100      134      179        141        92       109

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       In connection with the 1988 transfer of the personnel dosimetry business, Landauer entered into a Liability Assumption and Sharing Agreement with Tech/Ops, Inc. (Tech/Ops) providing for, among other things, (i) assumption by Landauer of all determinable and contingent liabilities and obligations of Tech/Ops relating to the personnel dosimetry and radon detection business, (ii) assumption by the other former subsidiary of Tech/Ops of all determinable and contingent liabilities and obligations of Tech/Ops relating to its electronic controller business, (iii) joint and several assumption by Landauer and the other former subsidiary of all contingent liabilities of Tech/Ops and (iv) the allocation of other liabilities jointly and severally assumed to the business in which they relate or, if they relate to neither business, in ratios reflective of relative profit contributions of the respective businesses for the five years ended September 30, 1987. Under the terms of this agreement, no expense was charged to operations of Landauer for the fiscal year.

                           SELECTION OF AUDITORS

       The stockholders will be asked at the annual meeting to approve the selection of auditors for the fiscal year ending September 30, 2000. Arthur Andersen LLP, 33 West Monroe Street, Chicago, Illinois, has served as auditors for Landauer and its predecessor Tech/Ops, Inc. since the latter was formed, and it will be recommended to the stockholders that such firm be selected again. The audit committee comprised of Richard R. Risk, Paul B. Rosenberg, and Thomas M. Fulton, has approved this recommendation. Representatives of Arthur Andersen LLP are expected to be present at the meeting with an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

       If a quorum is present, in order to approve the selection of Arthur Andersen LLP as Landauer's auditors for the fiscal year ending September 30, 2000, a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on such proposal must vote in favor of it. Accordingly, abstentions will have the same effect as votes against and non-votes will reduce the number of shares considered present and entitled to vote on the proposal.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SELECTION OF ARTHUR ANDERSEN LLP AS AUDITORS OF LANDAUER FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2000.


                   APPROVAL OF 2000 INCENTIVE COMPENSATION PLAN
                            FOR EXECUTIVE OFFICERS

       The stockholders will be asked at the annual meeting to approve the adoption of the 2000 Incentive Compensation Plan for Executive Officers ("2000 Executive Officer Plan") to become effective for fiscal 2000. As discussed in the Compensation Committee Report included in this proxy statement, amounts paid in excess of $1 million to Landauer's executive officers, other than performance-based compensation, generally cannot be deducted for tax purposes. In order to constitute performance-based compensation, the performance measures must be approved by stockholders. Although no executive officer of Landauer has earned over $1 million in any fiscal year, Landauer has determined to seek stockholder approval of the 2000 Executive Officer Plan in order to ensure that any qualifying compensation which may be paid pursuant to the Plan may be deducted by Landauer for tax law purposes.

       The 2000 Executive Officer Plan will cover executive officers who are elected by the board of directors to such offices. The Plan establishes an incentive pool which is related to aggregate executive officer base salary and performance of Landauer relative to (i) budgeted operating income and
(ii) achievement of budgeted revenues.

       The target incentive compensation award, as a percentage of individual executive officer base salary, is 50% for the Chief Executive Officer and 40% for Vice Presidents. The actual size of the incentive compensation pool available for award varies based upon actual financial performance for operating income and revenue achievement.

       Operating Income Component. At 100% actual-to-budget operating income the aggregate executive officer incentive compensation pool is equal to 100% of the sum of the target awards for each executive officer. At 90% actual-to-budget operating income the pool available for incentive compensation is zero. At 110% actual-to-budget operating income the aggregate executive officer incentive compensation pool is equal to 150% of the sum of the target awards for each executive officer.

       Revenue Achievement Component. Revenue achievement, as measured by percent actual-to-budget revenues, serves to modify the award based upon operating income. At revenue achievement levels above 98% and below 102% no adjustment is required. At 96% revenue achievement the aggregate amount of the executive officer incentive compensation pool determined on the basis of operating income is reduced by 20%. At 94% revenue achievement the reduction is 40%. The sole increase in the aggregate amount of the pool occurs where revenue achievement is above 102% at which level the percent of target bonus to be paid is increased by 20 percentage points.

       The amount of tentative incentive award for any executive officer is determined by multiplying the executive's base salary times the actual incentive award percentage. The actual incentive award percentage is the target award percentage (50% or 40%) multiplied by the percentage of target award determined by the operating income and revenue achievement components. Two-thirds of the tentative incentive award is payable to the executive officer based solely on financial performance. With respect to the balance remaining in the pool for the fiscal year, the compensation committee will have the discretion to award any executive officer an amount ranging from zero to one-third of the award such executive officer would otherwise receive. Any amounts not so awarded may, at the discretion of the committee, be reallocated to any other executive officer based upon the committee's evaluation of the individual performance of the executive officer relative to written objectives and other factors.

       The aggregate amount of incentive compensation awards for any fiscal year under the Executive Officer Plan and any other incentive compensation plan available to other managers of the Company is limited to 6% of Landauer's operating income for such fiscal year.

       The 2000 Executive Officer Plan supersedes participation in any other incentive compensation plan available to other senior managers of Landauer. The board of directors may amend the Executive Officer Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, including the Internal Revenue Code of 1986.

       The following table sets forth the amount of incentive awards which the indicated persons and group would receive in respect of Landauer's 2000 fiscal year if for fiscal 2000 the percent of target award equaled 100% based upon operating income and revenue achievement and was awarded to the individual participants in proportion to their individual base salaries.
Incentive Compensation Plan for Executive Officers


                                                      Target    Incentive
                                                       Award  Compensation
Name                      Position                  Percentage   Amount
------                     -------                  ---------- -----------
Brent A. Latta        President &
                      Chief Executive Officer          50%  $ 132,500

Mark D. Rahmel        Vice President - Marketing       40%     57,600

James M.
 O'Connell            Vice President, Treasurer,
                      Secretary & Chief
                      Financial Officer                40%     67,200

Dr. R. Craig Yoder     Vice President -
                       Operations                      40%     68,800
                                                            ---------
Executive Officers as a group (four persons)                $ 326,100
                                                           ==========

       The full text of the 2000 Executive Officer Plan is shown in Exhibit A beginning on Page A-1.

       If a quorum is present, in order to approve the proposal to approve the Executive Officer Plan, a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on such proposal must vote in favor of it. Accordingly, abstentions will have the same effect as votes against and non-votes will reduce the number of shares considered present and entitled to vote on the proposal.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 2000 INCENTIVE COMPENSATION PLAN.


                              STOCKHOLDER PROPOSALS

       Proposals intended to be presented by security holders at the annual meeting of stockholders scheduled for February 7, 2001 must be received by Landauer in order to be considered for inclusion in Landauer's proxy statement and form of proxy relating to that meeting not later than August 31, 2000. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations of the Securities and Exchange Commission.

       Under Landauer's by-laws, nominations for directorships to be acted on at the 2001 annual meeting may be made only pursuant to written notice received at Landauer's principal office on or after November 24, 2000 and on or before December 19, 2000. In addition, at the 2001 annual meeting the proxy holders appointed by Landauer may exercise discretionary authority when voting on a stockholder proposal other than a nomination for directorship if
(1) the proposal is received by Landauer after November 12, 2000, (2) the proposal is properly presented at the 2001 annual meeting and (3) the proposal is not included in Landauer's proxy statement for the 2001 annual meeting. If (1) a stockholder proposal other than a nomination for directorship is received by Landauer on or prior to November 12, 2000, (2) the proposal is properly presented at the 2001 annual meeting and (3) the proposal is not included in Landauer's proxy statement for the 2001 meeting, then the proxy holders appointed by Landauer, may exercise discretionary authority to vote on the proposal if in the proxy statement for the 2001 meeting Landauer advises stockholders on the nature of the proposal and how the proxy holders appointed by Landauer intend to vote on the proposal, unless the stockholder submitting the proposal satisfies certain requirements of the Securities and Exchange Commission, including the mailing of a separate proxy statement to stockholders.

All stockholder proposals should be directed to the Secretary of Landauer.

             SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires Landauer's officers and directors and persons who beneficially own more than ten percent of Landauer's common stock ("Reporting Persons") to file reports of beneficial ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulation to furnish Landauer with copies of all Section 16(a) reports they file.

       Based solely on a review of the Form 3, 4, and 5 filings received from, or filed by Landauer on behalf of, directors and executive officers since the beginning of fiscal year 1999, Landauer is not aware of any failure to file on a timely basis any Form 3, 4 or 5 during fiscal year 1999 except (i) one Form 5 for Messrs. Cronin, Eppen, Fulton, Risk and Winfield reporting the automatic initial grant of stock options to such directors under the 1997 Non-Employee Directors Stock Option; (ii) one Form 4 for each of Mr. Fulton, Mr. Latta and Dr. Yoder reporting the exercise of options; (iii) one Form 4 for each of Dr. Eppen, Mr. Winfield and Mr. Risk reporting the purchase of shares; and (iv) one Form 5 for Messrs. Latta, O'Connell and Rahmel and Dr. Yoder reporting the grant of options in November, 1998. In each instance, the required forms were not filed on a timely basis.

                                MISCELLANEOUS

       Landauer's 1999 Annual Report to Stockholders (which includes a copy of Landauer's Annual Report on Form 10-K for the fiscal year ended September 30,
1999) accompanies this proxy statement.

       The board of directors does not know of any business which will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

       In the event that a quorum is not present when the meeting is convened, it is intended to vote the proxies in favor of adjourning the meeting from time-to-time until a quorum is obtained.



                                               James M. O'Connell
                              Vice President, Treasurer, Secretary
                                       and Chief Financial Officer
December 27, 1999

EXHIBIT A

                            LANDAUER, INC. 2000
            INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

   1. PURPOSE OF THE PLAN. The Landauer, Inc. 2000 Incentive Compensation Plan for Executive Officers (the "Plan") is designed to provide cash incentive awards to executive officers as a motivational tool to achieve the Company's overall growth and profitability goals as a team; to reward executive officers for their individual and combined performance, and to ensure that the Company's compensation structure for executive officers is competitive and supports the attraction and retention of capable executive officers. The Plan is effective beginning in fiscal 2000.

   2. PARTICIPATION IN THE PLAN. Only those employees who are designated by the Board of Directors as executive officers of the Company in writing from time to time are eligible to participate in the Plan.

   3. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee") designated by the Board of Directors of the Company. Each member of the Committee shall be an "outside director" under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder. The Committee shall, subject to the terms of the Plan, have the authority to interpret the Plan and establish rules and regulations for the administration of the Plan. All such interpretations, rules and regulations shall be conclusive and binding on all parties.

   A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

   4. BASIS OF PLAN. Under the Plan, incentive awards may be paid each fiscal year based on the financial performance of the Company in terms of (i) Actual Incentive Operating Income as measured against Forecast Incentive Operating Income for the most recently completed fiscal year (as described in Section
6) subject to modification by (ii) Actual Revenue Achievement as measured against Forecast Revenue for the most recently completed fiscal year (as described in Section 7).

   The amount of incentive compensation expense included in periodic financial statements will be based on the Plan and management's expectations about actual performance for the year. This will serve to match the expense of the Plan with projected performance and will not impact the final amount of incentive compensation awards due to participants.

   Recognizing that extraordinary positive or negative non-operating events can and do occur, the Committee may elect to make adjustments to the incentive compensation calculations, that in their judgment reasonably reflect the impact of such events.

   5. CERTAIN DEFINITIONS. (a) COVERED COMPENSATION for a fiscal year is the annual base salary for such year of a participant and AGGREGATE COVERED COMPENSATION for a fiscal year is the sum of the Covered Compensation for such year of the participants in such fiscal year. A participant's base salary for a fiscal year shall be such participant's base salary as determined by the Committee during the first ninety days of the fiscal year.

   (b) The TARGET INCENTIVE PERCENTAGES for a fiscal year are the applicable percentages of Covered Compensation for each executive officer used to determine the Target Incentive Pool. Unless otherwise determined by the Committee, the Target Incentive Percentages shall be 50% for the President and C.E.O. and 40% for other executive officers.

   (c) The TARGET INCENTIVE POOL for a fiscal year is the sum of the products of the Covered Compensation for each executive officer for such fiscal year multiplied by the applicable Target Incentive Percentage. Notwithstanding any other provision of the Plan, the Target Incentive Pool for a fiscal year shall be calculated using the aggregate of the Covered Compensation of each person who actually receives an incentive award under the Plan with respect to such fiscal year and by excluding the Covered Compensation of each person who does not actually receive an incentive award under the Plan.

   6. OPERATING INCOME. (a) ACTUAL INCENTIVE OPERATING INCOME and FORECAST INCENTIVE OPERATING INCOME for a fiscal year are, respectively, the amounts of operating income as shown on the Company's audited and forecast annual financial statements, plus any expense related to incentive compensation during such year under the Plan, the Incentive Compensation Plan for non-executive officers and any other incentive compensation plan of the Company designated by the Committee. Operating income for this purpose is determined in accordance with generally accepted accounting principles applied in accordance with the requirements of the Securities and Exchange Commission and will include the Company's pro rata share of the income from Nagase-Landauer, Ltd.

   (b) The OPERATING INCOME PERFORMANCE FACTOR for a fiscal year is based on the ratio of Actual Incentive Operating Income to Forecast Incentive Operating Income as shown in the Business Plan for such year, and is computed as follows:

         Where the ratio of Actual Incentive Operating Income to Forecast
          Incentive Operating Income is less than 0.90, the Operating Income Performance Factor is zero.

      Where the ratio of Actual Incentive Operating Income to Forecast Incentive Operating Income ranges in value from 0.90 to 1.00, the Operating Income Performance Factor ranges in value from zero to 1.00. For each 0.01 increment in the ratio above 0.90, the Operating Income Performance Factor increases ratably by 0.10 up to a value of 1.00

      Where the ratio of Actual Incentive Operating Income to Forecast Incentive Operating Income is greater than 1.00, the Operating Income Performance Factor is 1.00 plus 0.05 for each 0.01 increment in the ratio above 1.00.

      Any value falling within the ranges where a computation is required will be interpolated.

     (c) Subject to the limitations set forth in Section 8(e), the ACTUAL INCENTIVE POOL for a fiscal year shall be the product determined by multiplying 100% of the Target Incentive Pool by the PERCENT OF TARGET BONUS TO BE PAID.

     7. REVENUE ACHIEVEMENT. (a) Actual Revenues and Forecast Revenues for a fiscal year are, respectively, the amounts of net revenues as shown in the Company's audited and forecast financial statements.

     (b) The REVENUE ACHIEVEMENT PERFORMANCE FACTOR for a fiscal year is based on the ratio of ACTUAL REVENUES to FORECAST REVENUES as shown in the Business Plan for such year and is computed as follows:

      Where the ratio of Actual Revenues to Forecast Revenues is less than 0.88. the Revenue Achievement Performance Factor is zero.

      Where the ratio of Actual Revenues to Forecast Revenues ranges in value from 0.88 and 0.98 the Revenue Achievement Performance Factor ranges in value from zero to 1.00. For each 0.01 increment in the ratio above 0.88, the Revenue Achievement Performance Factor increases ratably by 0.10 up to a value of 1.00. Any value falling within the range of 0.88 to 0.98 where a computation is required will be interpolated.

      When the ratio of Actual Revenue to Forecast Revenue falls between 0.98 and 1.02, the Revenue Achievement Performance Factor is 1.00.

      Where the ratio of Actual Revenue to Forecast Revenue is greater than 1.02 the Revenue Achievement Performance Factor is equal to 1.00 and the Operating Income Performance Factor is increased by 0.20.

     (c) The Operating Income Performance Factor and Revenue Achievement Performance Factor computed in Section 6 and 7 result in a matrix which is shown below:

  ANNUAL INCENTIVE PLAN MATRIX

Percent of Target Bonus to be Paid

 RATIO OF
 ACTUAL
 REVENUES TO
 FORECAST          RATIO OF ACTUAL INCENTIVE OPERATING INCOME
 REVENUES            TO FORECAST INCENTIVE OPERATING INCOME

             0.90   0.95  1.00 1.05  1.10  1.15  1.20
             ----   ----  ---- ----  ----  ----  ----
0.88            0%     0%   0%    0%   0%    0%     0%
0.90            0%    10%  20%   25%  30%   35%    40%
0.92            0%    20%  40%   50%  60%   70%    80%
0.94            0%    30%  60%   75%  90%  105%   120%
0.96            0%    40%  80%  100% 120%  140%   160%
0.98 - 1.02     0%    50% 100%  125% 150%  175%   200%
> 1.02          0%    70% 120%  145% 170%  195%   200%

     (d)  In no event shall the Percent of Target Bonus to be Paid exceed
     200%.

    8. The ACTUAL INCENTIVE PERFORMANCE FACTOR for a fiscal year shall be the product of the Operating Income Performance Factor multiplied by the Revenue Achievement Performance Factor (increased by 0.20 where the ratio of Actual Revenues to Forecast Revenues exceeds 1.02). The result of this calculation shall be multiplied by 100% to determine THE PERCENT OF TARGET BONUS TO BE PAID.

    9. COMPUTATION AND DISTRIBUTION OF INCENTIVE PLAN AWARDS. (a) As soon as practicable after the end of each fiscal year, the Company's controller or other person designated by the Committee shall, on behalf of the Committee, determine the amount of the Actual Incentive Pool for such fiscal year in accordance with the provisions of the Plan after certification of the annual financial statements. This determination will be certified by the Company's independent auditors and will be subject to the review and approval of the Committee.

    (b) A participant's tentative individual award for such a fiscal year relating to the Actual Incentive Pool shall be the product determined by multiplying such participant's Actual Participation Percentage by the amount of the Participants covered compensation for such fiscal year. Subject to
Section 5(c), a participant's ACTUAL PARTICIPATION PERCENTAGE shall be the applicable Target Incentive Percentage multiplied by the Percent of Target Bonus to be Paid.

    (c) An individual participant's actual incentive award is comprised of two components. The first component is paid automatically and is equal to two-thirds of the tentative individual award with respect to the Actual Incentive Pool.

    The second component is equal to one-third of the tentative individual award with respect to the Actual Incentive Pool; provided, however, that the Committee shall have the discretion, with respect to any participant, to reduce this amount to zero based upon the Committee's evaluation of the participant's individual performance relative to written objectives and other relevant factors. The recommended amount for this component of the incentive award is determined solely at the discretion of the Committee.

    The sum of the these components represents the total individual incentive award for a participant for the applicable fiscal year.

    The sum of the amounts awarded under the Plan shall not exceed the amount of the Actual Incentive Pool determined under the Plan for that level of financial performance.

    (d) Upon approval by the Committee, the distribution of individual incentive awards will be made to a participant only in the event that the participant is an active full-time employee of the Company as of the distribution date, which date shall not be later than the later of (i) 90 days after the end of the Company's fiscal year and (ii) the date which is 60 days after certification of the Company's annual financial statements. Any right of any participant to any amount under the Plan shall be null and void if such participant is not an active full-time employee of the Company as of such distribution date.

    (e) In no event may the Actual Incentive Pool and any similar pool(s) under any other incentive compensation plan (including the Incentive Compensation Plan for non-executive officers) exceed in the aggregate for any fiscal year 6% of the operating income of the Company for such fiscal year.

    9. EFFECTIVE DATE OF PLAN. The Plan shall be submitted to the stockholders of the Company for approval and, if approved, shall become effective as of October 1, 1999. In the event that the Plan is not approved by the stockholders of the Company at the 2000 Annual Meeting of Stockholders, the Plan and any unvested awards hereunder shall be null and void. The Plan may be terminated by the Board at any time. Termination of the Plan shall not affect the terms or conditions of any award relating to a fiscal year which ended prior to termination of the Plan.

    10. AMENDMENTS. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, including Section 162(m) of the Code. No amendment may impair the rights of a participant without the consent of such participant.

    11. NON-TRANSFERABILITY. No award hereunder shall be transferable other than by will or the laws of descent and distribution. Except as permitted by the preceding sentence, no award hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award hereunder, such award and all rights thereunder shall immediately become null and void.

    12. TAX WITHHOLDING. The Company shall have the right to require, prior to the payment of any cash pursuant to an award hereunder, payment by the participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

    13. UNFUNDED PLAN. This Plan shall be unfunded. No person shall have any rights greater than those of a general creditor of the Company.

    14. NO RIGHT OF EMPLOYMENT. Neither the Plan nor any award hereunder shall confer upon any person any right to continued employment by the Company or any affiliate of the Company or affect in any manner the right of the Company or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

    15. DESIGNATION OF BENEFICIARY. Each participant may file with the Committee a written designation of one or more persons as such participant's beneficiary or beneficiaries (both primary and contingent) in the event of the participant's death.

    Each beneficiary designation shall become effective only when filed in writing with the Committee during the participant's lifetime on a form prescribed by the Committee. The spouse of a married participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

    16. GOVERNING LAW. The Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to principles of conflicts of laws.